Exhibit 99.1

NEWS RELEASE

Contacts: Bob Halliday

Executive Vice President and

Chief Financial Officer

978.282.7597

or

Mary Wright

Director, Investor Relations

978.282.5859

or

Tom Baker

Vice President, Finance

978.282.2301

Varian Semiconductor Equipment Associates Announces

Revised Fiscal First Quarter Revenue and Earnings Estimates

GLOUCESTER, MA, January 5, 2009 – Varian Semiconductor Equipment Associates (NASDAQ: VSEA) announced revised revenue and earnings estimates for the first fiscal quarter ending January 2, 2009. Varian now expects first quarter results as follows:

(in millions, except per share data and percentages):

Revenue	$105.0 to $110.0
Gross Margin	37.0% to 38.0%
Restructuring charge	approximately $5.0
Operating loss	($14.0) to ($16.0)
Operating loss (excluding restructuring charge)	($9.0) to ($11.0)
EPS (including restructuring charge)	($0.18) to ($0.22)

Revenue for the first quarter is expected to be lower than our previously provided range of $115.0 million to $125.0 million in revenue.

Robert Halliday, Chief Financial Officer, stated, “The semiconductor capital equipment market has continued to deteriorate through the quarter and we are experiencing a sharper than anticipated decline in sale of equipment and non-systems business, including spare parts sales. The shortfall in forecasted quarterly revenue, particularly the reduction in sales of spares and upgrades, continues to pressure quarterly gross margin and earnings projections. Consequently, gross margin for the first quarter of fiscal 2009 is projected to be lower than our earlier guidance of 40.0% to 40.5%.”

Mr. Halliday further stated, “In order to better position the Company in light of the current economic environment, we continue to focus on aggressively reducing operating expenses. As a result, we expect to further reduce the Company’s quarterly operating expenses (before restructuring expenses) from $59.9 million in the previous quarter-ended October 3, 2008 to approximately $50.0 million in the current quarter ending January 2, 2009 and to approximately $45.5 million in the next quarter ending April 3, 2009. The Company will continue to evaluate further cost savings measures.”

VSEA Announces Revised FY 2009 Q1	Page 2	January 5, 2009
Revenue and Earnings

Mr. Halliday added, “We are confident that the measures taken to realign our cost structure will put us in an excellent position to take advantage of any improvements in the economic environment. At the same time we continue to invest in maintaining our leading market share position along with pursuing growth opportunities.”

This press release includes, within Varian Semiconductor’s revised guidance for the first quarter of fiscal 2009, a non-GAAP measure of operating loss. To be comparable with results for prior periods, the non-GAAP operating loss excludes the restructuring charges associated with our recent cost reduction measures. These restructuring charges are considered an infrequent event. Management believes that investors may find it useful for this item to be excluded for comparability to results of prior periods. The non-GAAP financial measure included in this press release is not meant to be considered superior to, or a substitute for, results of operations guidance prepared in accordance with GAAP. In addition, the non-GAAP financial measure included in this press release may be different from, and therefore may not be comparable to, similar measures used by other companies. The reconciliation of GAAP operating loss is as follows:

(in millions):
	GAAP Basis	Restructuring Charge	Non-GAAP Basis
Operating loss,
Low end of range	$(14.0)	$(5.0)	$(9.0)
High end of range	$(16.0)	$(5.0)	$(11.0)

About Varian Semiconductor Equipment Associates, Inc.

Varian Semiconductor is the leading producer of ion implantation equipment used in the manufacture of semiconductors. Varian Semiconductor is headquartered in Gloucester, Massachusetts, and operates worldwide. Varian Semiconductor maintains a website at www.vsea.com. The information contained in Varian Semiconductor’s website is not incorporated by reference into this release, and the website address is included in this release as an inactive textual reference only.

Note: This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. For this purpose, statements concerning the industry outlook, Varian Semiconductor’s guidance for first quarter fiscal 2009 revenue and earnings per share, market share, expected product plans, financial performance, market conditions, Varian Semiconductor’s positioning new products and applications for ion implant, and any statements using the terms “believes,” “anticipates,” “will,” “expects,” “plans” or similar expressions, are forward-looking statements. The forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: volatility in the semiconductor equipment industry; intense competition in the semiconductor equipment industry; Varian Semiconductor’s dependence on a small number of customers; fluctuations in Varian Semiconductor’s quarterly operating results; Varian Semiconductor’s transition to new products; Varian Semiconductor’s exposure to risks of operating internationally; uncertain protection of Varian Semiconductor’s patent and other proprietary rights; Varian Semiconductor’s reliance on a limited group of suppliers; Varian Semiconductor’s ability to manage potential growth, decline and strategic transactions; Varian Semiconductor’s reliance on one primary manufacturing facility; and Varian Semiconductor’s dependence on certain key personnel. These and other important risk factors that may affect actual results are discussed in detail under the caption “Risk Factors” in Varian Semiconductor’s Annual Report on Form 10-K for the year ended October 3, 2008 and in other reports filed by Varian Semiconductor with the Securities and Exchange Commission. Varian Semiconductor cannot guarantee any future results, levels of activity, performance or achievement. Varian Semiconductor undertakes no obligation to update any of the forward-looking statements after the date of this release.

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